Exhibit (a)(1)(F)

THE FOLLOWING NOTICE IS BEING DELIVERED TO YOU AS A HOLDER OF AMERICAN DEPOSITARY SHARES OF VEDANTA LIMITED (CUSIP NO.: 92242Y100) IN ANTICIPATION OF THE OPEN OFFER BY VRL AND THE PACs (EACH AS DEFINED HEREIN) WHICH IS SCHEDULED TO COMMENCE ON MARCH 23, 2021 AND EXPIRE ON APRIL 7, 2021. PLEASE NOTE, AS A HOLDER OF VEDANTA ADSs (AS DEFINED HEREIN), YOU WILL NOT BE PERMITTED TO DIRECTLY PARTICIPATE IN THE OPEN OFFER. IN ORDER TO PARTICIPATE IN THE OPEN OFFER, YOU WILL NEED TO TAKE CERTAIN TIME SENSITIVE ACTIONS, AS DESCRIBED HEREIN.

NOTICE OF OPEN OFFER

TO PURCHASE SHARES OF

VEDANTA LIMITED

COMPANY:	Vedanta Limited (formerly, Sesa Goa Limited), a company organized under the laws of the Republic of India (“Vedanta”).
VEDANTA ADS CUSIP NO.:	92242Y100
DEPOSITARY:	Citibank, N.A.
DEPOSITED SECURITIES:	Equity shares, par value Re. 1 per share, of Vedanta (“Vedanta Shares”).
AMERICAN DEPOSITARY SHARES:	American Depositary Shares representing the Deposited Securities (the “Vedanta ADSs”).
ADS-TO-SHARE RATIO:	One (1) Vedanta ADS to four (4) Vedanta Shares.
DEPOSIT AGREEMENT:	Deposit Agreement, dated as of September 6, 2013, by and among the Depositary, the Company and all Holders and Beneficial Owners of American Depositary Shares issued thereunder.
OFFER PRICE:	India Rupees 235 per Vedanta Share.
OPENING DATE:	Opening of trading hours on BSE Limited (“BSE”) on March 23, 2021.
CLOSING DATE:	Closing of trading hours on BSE on April 7, 2021.

Vedanta Resources Limited (“VRL”), along with Twin Star Holdings Limited (“Twin Star”), Vedanta Holdings Mauritius Limited (“VHML”), and Vedanta Holdings Mauritius II Limited (“VHM II” and together with Twin Star and VHML, the “PACs”), as persons acting in concert with VRL, have made a voluntary open offer in accordance the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 2011, as amended (the “SEBI (SAST) Regulations”) to acquire up to 651,000,000 Vedanta Shares (the “Offer Size”) from the public shareholders of Vedanta (the “Public Shareholders”), at a cash price of INR 235 per Vedanta Share (the “Open Offer”). The terms and conditions of the Open Offer are set out in (i) the Public Announcement, dated January 9, 2021 (the “PA”), (ii) the Corrigendum to PA issued on January 14, 2021 (the “Corrigendum”), (iii) the Detailed Public Statement in connection with the Open Offer, published on January 15, 2021 (the “DPS”), (iv) the Draft Letter of Offer, dated January 19, 2021, filed with SEBI pursuant to Regulation 16(1) of the SEBI (SAST) Regulations (the “DLOF”), (v) the Corrigendum to the DPS and DLOF published on February 18, 2021 (the “CDPS”), (vi) the Letter of Offer, dated as of March 16, 2021 (the “Letter of Offer”), and (vii) the Announcement cum Corrigendum to the PA, DPS and DLOF, published on March 16, 2021 (the “Announcement” and together with the PA, Corrigendum, DPS, DLOF, CDPS, and Letter of Offer, the “Offer Documents”). Copies of the Offer Documents are available/expected to be available on the website of the Securities and Exchange Board of India (“SEBI”) at www.sebi.gov.in.

Subject to terms and conditions of the Letter of Offer and the SEBI (SAST) Regulations, the Holders of Vedanta ADSs will not be entitled to directly participate in the Open Offer. Instead, Holders of Vedanta ADSs wishing to participate in the Open Offer must first cancel their Vedanta ADSs and withdraw the underlying Vedanta Shares and timely tender their Vedanta Shares. If you wish to tender your Vedanta Shares in the Open Offer, you should:

•	carefully download and read (i) the Offer Documents, and (ii) the Letter of Offer and the instructions therein located, in each case at the respective web addresses set forth above; and

•	download, complete, sign and submit the Form of Acceptance appended to the Letter of Offer (as may be required) in accordance with the instructions therein and in the Letter of Offer.

For detailed procedures on the acceptance and settlement of the Open Offer, please refer to paragraph 8 of the Letter of Offer.

Please be advised that the Closing Date of the Open Offer is the close of trading hours on BSE on April 7, 2021. Tender instructions received after the Closing Date will be considered deficient and will not be accepted.

Vedanta ADS Holders who present their Vedanta ADSs for cancellation to the Depositary will be able to take possession of the corresponding Vedanta Shares in book-entry form only and, as a result, they must have, or must establish, a custodian or brokerage (demat) account in India prior to presenting their Vedanta ADS to the Depositary for cancellation. Establishing such custodian or brokerage account may be subject to delay as a result of operational procedures and the opening of such account may be subject to regulatory approvals in India. For more information on requirements, fees, and process related to the establishing of the requisite demat account, please visit the Company’s website at www.vedantalimited.com. In addition, the conversion of ADSs back into Vedanta Shares arguably should not be subject to Indian tax. However, the law is unclear on this aspect and hence Indian tax, if any, potentially may be withheld or directly discharged by the converting ADS holder at a rate which may extend up to 43.68%. ADS holders should consult their custodians, authorized dealers, and/or tax advisors, as appropriate, regarding any such taxes or withholding.

Please be advised that in the event that the number of Vedanta Shares validly tendered by the Public Shareholders under this Open Offer is more than the Offer Size, VRL and/or any one or more PACs shall accept those Vedanta Shares validly tendered by the Public Shareholders on a proportionate basis in consultation with the Manager (i.e., J.P. Morgan India Private Limited), taking care to ensure that the basis of acceptance is decided in a fair and equitable manner and in accordance with the terms set forth in the Letter of Offer.

If any Vedanta ADS Holder converts its Vedanta ADSs into Vedanta Shares but decides not to participate for any reason or any Equity Shares are not accepted because the number of Vedanta Shares validly tendered by the Public Shareholders under this Open Offer is more than the Offer Size, such Vedanta ADS Holder(s) will be able to re-deposit any Vedanta Shares that are not tendered in the Open Offer, or if tendered, that are not accepted in the Open Offer by VRL and/ PACs, and receive, in return, the Vedanta ADSs representing such re-deposited Vedanta Shares. The ADS Holders are advised to consult the Company’s website at www.vedantalimited.com prior to converting their ADSs into Vedanta Shares to understand the process and documents required for the purpose of conversion of ADS into Vedanta Shares, and re-conversion of Vedanta Shares into ADS (if required). In addition, as further specified in paragraph A(d) in the section entitled “Risk Factors Relating to the Proposed Offer and the Probable Risk Involved in Associating With the Acquirer and the PACs” in the Letter of Offer, Vedanta Shares, once tendered in the Open Offer, cannot be withdrawn even in the event of a delay in the acceptance of Vedanta Shares under the Open Offer and/or the payment of consideration. The conversion of Vedanta Shares back into ADSs may be subject to Indian tax, and hence Indian tax, if any, potentially may be withheld or directly discharged by the converting holder at a rate which may extend up to 43.68%. ADS holders should consult their custodians, authorized dealers, and/or tax advisors, as appropriate, regarding any such taxes or withholding.

Please be advised that the ADS Holder will not be charged any fees payable to the Depositary or to the local custodian, Citibank, N.A., Mumbai, for (a) the cancellation of Vedanta ADSs by Vedanta ADS Holders and the delivery of Vedanta Shares by the local custodian who, during the period (the “Period”) starting from the date of the Letter of Offer until the Closing Date, present their Vedanta ADSs for cancellation to the Depositary for the purpose of participating in the Open Offer, (b) in the event the number of Vedanta Shares validly tendered by the Public Shareholders under the Open Offer is more than the Offer Size and the Vedanta Shares validly tendered by the Public Shareholders are accepted on a proportionate basis in accordance with the terms set forth in the Letter of Offer, the re-issuance of Vedanta ADSs by the Depositary during the 30 day period following the date the Vedanta Shares are available for re-deposit into the ADR facility, and (c) with respect to Vedanta ADS Holders who convert Vedanta ADSs into Vedanta Shares during the Period but who do not tender such Vedanta Shares in the event the Acquirers (as defined in the Letter of Offer) withdraw the Open Offer in accordance with the condition specified in the Letter of Offer, re-issuance of Vedanta ADSs by the Depositary during the 30-day period following the final date the Vedanta Shares are made available for re-deposit into the ADR facility. For other applicable fees in connection with the Open Offer, please consult the Letter of Offer.

Copies of the Deposit Agreement are available at the principal offices of the Depositary at 388 Greenwich Street, New York, NY 10013 and can be retrieved from the SEC’s website at www.sec.gov under Registration Number 333-185852.

In addition, the Company filed Form 6-Ks with the SEC (i) on January 11, 2021 providing a copy of the PA, (ii) on January 15, 2021, providing a copy of the Corrigendum, (iii) on January 19, 2021, providing a copy of the DPS, (iv) on January 20, 2021, providing a copy of the DLOF, (v) on February 19, 2021, providing a copy of the CDPS, and (vi) on March 16, 2021, providing a copy of the Announcement. The Offer Documents can also be retrieved from www.sec.gov.

If you have any questions, please call Georgeson LLC, the ADS Information Agent, toll free at +1 (866) 856-2826.

March 23, 2021